EXHIBIT 99.1

Spectre Gaming Names Kevin M. Greer CFO and Adds D. Bradly Olah to its Board of Directors

Tuesday November 1, 8:00 am ET

EL CAJON, Calif., Nov. 1 /PRNewswire-FirstCall/ -- Spectre Gaming, Inc. (OTC Bulletin Board: SGMG - News) announced today that effective immediately it has appointed Kevin M. Greer as Chief Financial Officer and Secretary. The Company has also added D. Bradly Olah, President of Spectre, to the Company's board of directors. The appointments are effective immediately.

Kenneth Brimmer, Chairman of the Board of Spectre stated, "We welcome the addition of Kevin to our team as we continue to build a strong foundation and begin to attack the Amusement-With-Prize ("AWP") marketplace. Kevin brings a wealth of management experience that ties in perfectly to Spectre's business plan."

Mr. Greer, a Certified Public Accountant, comes to Spectre with 16 years of CFO experience, most notably with New Horizon Kid's Quest, Inc. (formerly Nasdaq SmallCap: KIDQ) and New Horizon Child Care, Inc. In addition, Mr. Greer has been CFO or has consulted to companies ranging in size from start-ups to Fortune 500 companies.

Mr. Greer and Mr. Olah fill the vacancies left by Brian Niebur, who concurrent with their appointments, resigned as Chief Financial Officer, Secretary and Director. "We cannot thank Brian enough for his contributions to the Company, not the least of which was helping with the recently completed $7.4 million preferred stock offering," stated Russell Mix, the Company's Chief Executive Officer. "We wish Brian the best in his future endeavors."

About Spectre Gaming:

Spectre Gaming Inc., with offices at 1466 Pioneer Way, El Cajon, California 92020 is a provider of proprietary interactive electronic games to the Native American, amusement-with-prize and charitable gaming markets. The Company designs and develops networks, software and content that provide its customers with a comprehensive gaming system.

In May of 2005, the Company entered into an exclusive multi-year license agreement with Alliance Gaming Corporation, through its Bally Gaming and Systems business unit, that grants certain rights to proprietary software as well as, subject to ongoing conditions, Bally game titles developed by Bally that the Company intends to deliver to the AWP marketplace. The market for AWP is legal in some form in at least 45 states with an estimated 300,000 machines already in operation. The Company believes that it will deliver compelling products to this underserved marketplace.

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this release which are not historical in nature, including but not limited to statements using the terms "may," "expect to," "believe," "should," "anticipate," and other language using a future aspect, are referred to as forward-looking statements, should be viewed as uncertain and should not be relied upon. Although our management believes that the results reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the expectations expressed in such forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in the Company's annual report on Form 10- KSB for the year ended December 31, 2004, and in other filings made, from time to time, by the Company with the Securities and Exchange Commission, including the Company's Registration Statement on Form SB-2, filed on June 29, 2005. The forward-looking statements contained herein speak only as of the date when made and the Company does not undertake to update such statements.